Calculation of Filing Fee Tables
F-1
Fast Track Group
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Ordinary shares, par value $0.001 per share	Other	3,286,822	$ 0.32	$ 1,051,783.04	0.0001381	$ 145.25
Fees to be Paid	2	Equity	Ordinary shares, par value $0.001 per share	Other	1,031,007	$ 0.32	$ 329,922.24	0.0001381	$ 45.56
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 1,381,705.28		$ 190.81
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 190.81
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. This prospectus relates to up to 4,317,829 ordinary shares registered for resale by the Selling Shareholders identified in the Registration Statement, which includes (a) up to 3,286,822 ordinary shares that we may issue upon the conversion of that certain Senior Convertible Note issued to 3i, LP, (b) up to 821,705 ordinary shares issuable to 3i, LP, upon the exercise of the Note Warrants, and (c) up to 209,302 ordinary shares issuable to Z2 Capital, LLC, upon the exercise of the Placement Agent Warrant. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low prices of our ordinary shares as reported on August 5, 2026, which was approximately $0.32 per share.

[2]	The "Net Fee Due" includes payment of $45.56 relating to 1,031,007 ordinary shares issuable upon exercise of warrants, comprising of (a) up to 821,705 ordinary shares issuable to 3i, LP, upon the exercise of the Note Warrants, and (b) up to 209,302 ordinary shares issuable to Z2 Capital, LLC, upon the exercise of the Placement Agent Warrant.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date